                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON D.C. 20549

                                  FORM 10/A

                 GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



                          GENOME THERAPEUTICS CORP.
                          -------------------------
            (Exact name of registrant as specified in its charter)

         MASSACHUSETTS                                        04-2297484
         -------------                                        ----------
(State or other jurisdiction of                            (I.R.S. employer
 incorporation or organization)                         identification number)

100 BEAVER STREET, WALTHAM, MASSACHUSETTS                    02154
-----------------------------------------                    -----
(Address of principal executive offices)                     (Zip Code)

(617) 893-5007
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Registrant's telephone number:

         SECURITIES REGISTERED PURSUANT TO SECTION 12 (b) OF THE ACT:

        TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED                     EACH CLASS IS TO BE REGISTERED
        -------------------                     ------------------------------

                None                                        None


         SECURITIES REGISTERED PURSUANT TO SECTION 12 (g) OF THE ACT:


                         COMMON STOCK, $.10 PAR VALUE
                         ----------------------------
                               (Title of Class)
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Item 11

                         DESCRIPTION OF CAPITAL STOCK



        The description of the capital stock below is qualified in its entirety by reference to the Company's Restated Articles of Organization (the "Articles") and By-Laws (the "By-Laws"), copies of which are filed as exhibits to this Registration Statement.


AUTHORIZED CAPITAL STOCK


        The Company is authorized to issue up to 34,375,000 shares of common stock, $0.10 par value (the "Common Stock") and 625,000 shares of Series B Restricted Common Stock, $.10 par value (the "Series B Stock"). Except as described below, the rights, privileges, preferences and restrictions of the Common Stock and Series B Stock is identical in all respects.


COMMON STOCK

        Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the voting power of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably (based on the number of shares of Common Stock that they hold) such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Subject to the rights of the holders of any outstanding Series B Stock, upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, conversion, or redemption rights.

SERIES B STOCK

        Except as otherwise required by law, holders of Series B Stock are not entitled to vote on matters submitted to vote of the stockholders. No dividends may be declared or paid with respect to any share of Series B Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock, shall be entitled to receive, prior to and in preference to any distribution of the Company's assets to the holders of Series B Stock, the greater of (i) $5.00 for each share Common Stock then held by them; or (ii) an amount for each share of Common Stock then held by them equal to ten times the amount which, after such distribution, would remain available for distribution to the holders of Series B Stock for each share of Series B Stock then held by them. If the assets available for distribution in a liquidation, dissolution or winding up of the Company are insufficient to permit the payment to the holders of Common Stock the foregoing preferential amount, then the entire amount of assets available for distribution to the holders of the Common Stock are to be distributed ratably among the holders of the Common Stock.







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

ITEM 15.  EXHIBITS



      EXHIBIT
       NUMBER                                DESCRIPTION
      -------                                -----------
        3.1   -  Restated Articles of Organization. (1)
        3.2   -  Amendment dated January 5, 1982 to Restated Articles of Organization. (2)
        3.3   -  Amendment dated January 24, 1983 to Restated Articles of Organization. (3)
        3.4   -  Amendment dated January 17, 1984 to Restated Articles of Organization. (4)
        3.5   -  Amendment dated December 9, 1987 to Restated Articles of Organization. (5)
        3.6   -  Amendment dated January 24, 1994 to Restated Articles of Organization. (6)
        3.7   -  Amendment dated August 31, 1994 to Restated Articles of Organization. (6)
        3.8   -  By-Laws of the Company. (1)
        3.9   -  Amendment dated October 20, 1987 to the By-Laws. (7)
        3.10  -  Amendment dated October 16, 1989 to the By-Laws. (8)

------------

(1)  Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 2-75230) and
     incorporated herein by reference.
(2)  Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended
     February 27, 1982 and incorporated herein by reference.
(3)  Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended
     February 26, 1983 and incorporated herein by reference.
(4)  Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended
     February 25, 1984 and incorporated herein by reference.
(5)  Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended
     November 28, 1987 and incorporated herein by reference.
(6)  Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended
     August 31, 1994 and incorporated herein by reference.
(7)  Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended
     August 31, 1987 and incorporated herein by reference.
(8)  Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended
     August 31, 1989 and incorporated herein by reference.





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


                                  SIGNATURES





Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                            GENOME THERAPEUTICS CORP.




                                                By: /s/ Fenel M. Eloi
                                                    -----------------------
                                                        Fenel M. Eloi
                                                      Vice President and
                                                    Chief Financial Officer



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